Exhibit 10.28

AGREEMENT OF PURCHASE AND SALE

BETWEEN

AMEDISYS PROPERTY, LLC

AND

FRANCISCAN MISSIONARIES OF OUR LADY HEALTH SYSTEM, INC.

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 25th day of November, 2015 (the “Contract Date”) by and between AMEDISYS PROPERTY, L.L.C., a Louisiana limited liability company (“Seller”), and FRANCISCAN MISSIONARIES OF OUR LADY HEALTH SYSTEM, INC., a Louisiana non-profit corporation (“Purchaser”).

1. SALE. Seller agrees to sell and convey, or cause to be sold and conveyed, to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

(a) those certain tracts or parcels of land, together with all rights, servitudes and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tracts or parcels which are described on Exhibit A attached hereto and generally depicted on Exhibit B attached hereto (collectively, the “Land”). The Land consists of Tract F-1-A (the “Main Property,” which contains approximately 16.283 acres and has a municipal address of 5959 S. Sherwood Forest Boulevard, Baton Rouge, LA) and Lot Y-2-A (the “Corner Property,” formerly designated as Lot B, which has a municipal address of 5861 S. Sherwood Forest Boulevard, Baton Rouge, LA), all located in Section 58, T7S, R2E, Greensburg Land District, East Baton Rouge Parish, LA. The legal description of the Land is subject to verification by the Survey (defined herein);

(b) all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, that certain office building containing approximately 110,000 square feet known as the Amedisys headquarters office building located on the Main Property (collectively, the “Building”), and all other on-site structures, systems and utilities associated with the Building (all such improvements being referred to herein as the “Improvements”);

(c) the personal property located on the Land and listed on Exhibit C attached hereto, together with three (3) diesel generators located on the Land, all UPS backup systems and wiring connected to the generators, all supplemental air systems and security systems located on the Land and one (1) Nissan delivery truck (the “Vehicle”) (collectively, the “Personal Property”);

(d) to the extent assignable, all of Seller’s and Seller’s affiliates right, title and interest in the contracts and agreements relating to the upkeep, repair, maintenance and operation of the Land, Improvements or Personal Property that are listed and described on Exhibit D attached hereto and made a part hereof (collectively, the “Contracts”); and

(e) to the extent transferable, all of Seller’s and Seller’s affiliates right, title and interest (if any) in and to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements, if any; (ii) all plans and specifications, drawings and prints describing the Improvements; and (iii) all licenses, permits, approvals, certificates of occupancy, dedications and subdivision maps in connection with the Land or the Improvements (collectively, the “Intangibles”), but specifically excluding any trademarks or trade names associated with the Improvements.

The Land, the Improvements, the Personal Property, the Contracts and the Intangibles are hereinafter referred to collectively as the “Property.”

2. PURCHASE PRICE. The total purchase price to be paid to Seller by Purchaser for the Property shall be Twenty Million and 00/100 Dollars ($20,000,000.00) (the “Purchase Price”). The portion of the Purchase Price allocable to the Land and Improvements is Eighteen Million Three Hundred Thirty Thousand and 00/100 Dollars ($18,330,000.00) (the “Real Property Purchase Price”) and the portion of the Purchase Price allocable to the Personal Property, Contracts and Intangibles is One Million Six Hundred Seventy Thousand and 00/100 Dollars ($1,670,000.00).

3. CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place through an escrow with the Title Company (defined below). Subject to the terms and conditions contained herein, the Closing shall occur no later than December 1, 2015 (the “Closing Date”).

4. DEPOSIT.

4.1. Deposit. Not later than November 27th, 2015, Purchaser shall deposit with BD Title, LLC (the “Title Company”) the amount of $25,000.00 (the “Deposit”), to be held by the Title Company in a non-interest bearing escrow account in accordance with the terms and conditions of this Agreement. The Deposit is a deposit on account of the Purchase Price and is not an earnest money deposit.

4.2. Application at Closing. In the event the Closing occurs, the Deposit shall be applied towards the Purchase Price.

4.3. Title Company.

(a) Seller and Purchaser acknowledge that Title Company is an affiliate of Purchaser’s counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, and waives any conflict or potential conflict in connection therewith. Purchaser and Seller acknowledge that the selection of Title Company was not imposed upon any of them, and was voluntarily chosen by them as a matter of mutual agreement.

(b) Title Company accepts its designation as Title Company in this Agreement and agrees to receive and hold the Deposit and to disburse it as provided in this Agreement. In performing any duties hereunder with respect to the Deposit, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect to any action taken or omitted in reliance upon any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the

Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless the Title Company against any and all losses, claims, damages, liabilities and expenses, including actual and reasonable costs of investigation and actual and reasonable counsel fees and disbursements, which may be imposed upon the Title Company or incurred by the Title Company in connection with its acceptance or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, excepting however, losses, claims, damages, liabilities or expenses arising as a result of Title Company’s gross negligence or willful misconduct.

(c) In the event of a dispute between Seller and Purchaser, the Title Company shall refrain from taking any action until it shall be given a direction in writing by Seller and Purchaser which resolves the dispute to the satisfaction of Title Company or until the dispute has been resolved by a final and non-appealable determination by a court of competent jurisdiction, or, at the Title Company’s option, the Title Company may deposit into the registry of the Civil District Court in East Baton Rouge Parish, Louisiana, all money in its hands under this Agreement in a concursus proceeding and have Seller and Purchaser cited to appear and prove their entitlement to such money, and thereupon be discharged from all further duties and liabilities under this Agreement, except for any liabilities arising as a result of Title Company’s gross negligence or willful misconduct. The parties hereto further agree that Title Company shall not be liable for failure of the bank into which the Deposit is deposited and shall only be liable otherwise in the event of its gross negligence or willful misconduct.

5. SELLER’S UNDERTAKINGS.

5.1. Documents. No later than ten (10) days following the Contract Date, Seller shall deliver to Purchaser (or make available to Purchaser through an on-line data room) all of the documents and agreements described on Exhibit E attached hereto and made a part hereof that are in Seller’s possession or reasonable control (the “Documents”). The Documents that are furnished to or made available to Purchaser pursuant to this Section 5.1 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty whatsoever by Seller with respect thereto, express or implied.

5.2. Cooperation. Seller, at no cost to Seller and at Purchaser’s sole cost and expense, shall reasonably cooperate with Purchaser prior to the Closing Date in obtaining any and all governmental approvals and/or permits, including, without limitation, any zoning and resubdivision applications, reasonably sought by Purchaser in connection with the Land and Improvements. Notwithstanding the foregoing, it is expressly acknowledged by Purchaser that the sale of the Property is not contingent or conditioned upon Purchaser obtaining such governmental approvals and/or permits, including, without limitation, any zoning and resubdivision applications.

6. INSPECTION PERIOD.

6.1. Basic Property Inspection. During the “Inspection Period” (which Inspection Period is defined to be the period commencing on the Contract Date and ending on November 25, 2015), Purchaser and Purchaser’s contractors, consultants, engineers, surveyors, accountants, attorneys and their respective employees, agents, contractors and subcontractors of every tier (collectively, “Purchaser’s Representatives”) shall be entitled to conduct a “Basic Property Inspection,” which will include, without limitation, the rights to: (i) enter upon the Land and Improvements, upon providing prior e-mail notice to Seller as set forth below, to perform inspections and tests of the Land and the Improvements; and (ii) make investigations with regard to environmental conditions of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations. Purchaser shall provide at least two (2) business days prior e-mail notice to Seller (sent to Sami Watterson, sami.watterson@amedisys.com) prior to conducting any Basic Property Inspection at the Land or Improvements, including any investigations, study, interview or test to or at the Land and the Improvements. If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria, in its sole and absolute discretion, for the purchase, use or operation of the Property in the manner contemplated by Purchaser, then Purchaser may terminate this Agreement by written notice to Seller (the “Termination Notice”), given not later than the last day of the Inspection Period (the “Approval Date”). If Purchaser fails to timely deliver a Termination Notice to Seller prior to the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate the Agreement under this Section 6.1. Upon the timely and proper termination of this Agreement by Purchaser pursuant to this Section 6.1, the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligation to the other hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. During the three (3) business days prior to Closing, Purchaser shall have the right to inspect the Land and Improvements to confirm that there has not been a material change in the condition of the Land or Improvements from their condition as of the Inspection Period, subject to the other provisions in this Agreement, including Section 11.1 of this Agreement.

6.2. Purchaser’s Undertaking. Prior to conducting any and all Basic Property Inspections at the Land or the Improvements, including any and all studies, investigations and inspections, Purchaser or Purchaser’s Representatives, as applicable, shall provide a certificate of insurance evidencing that any such party conducting the Basic Property Inspections at the Land or the Improvements has in place commercial general liability insurance in an amount of not less than $1,000,000 per occurrence and $3,000,000 aggregate, worker’s compensation insurance as required by statute and automobile liability insurance in an amount of not less than $1,000,000 per occurrence and $3,000,000 aggregate, if applicable, for their activities on the Land and Improvements covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives on the Land and the Improvements and the performance of any investigations, examinations or studies thereon, which liability insurance shall name Seller as an additional insured thereunder. Purchaser will bear the cost of all such studies, inspections and/or investigations and shall furnish Seller with true and complete copies of all reports and/or inspection results received by Purchaser in connection with Purchaser’s investigations of the Property including written reports regarding the physical condition of the Land and Improvements that it receives from any third parties performing any such inspections and tests within five (5) business days of receipt of same. Purchaser’s obligations hereunder shall survive the termination of this Agreement and Closing. During all such studies, investigations and inspections of the Land and Improvements a representative of Seller shall be present, unless waived by Seller, and Purchaser hereby covenants and agrees, on behalf of itself and Purchaser’s

Representatives, that in conducting all studies, investigations and inspections of the Land or the Improvements permitted by this Section 6, Purchaser and Purchaser’s Representatives shall: (a) comply with Seller’s safety and conduct policies now in effect, (b) not disturb any employees, tenants, occupants or patients of Seller or their respective employees, tenants, occupants or patients, (c) not interfere with the use, operation and maintenance of the Property, (d) not damage any part of the Property or any personal property owned or held by any tenant, occupant or other third party, (e) not injure or otherwise cause bodily harm to Seller, or Seller’s respective agents, guests, invitees, contractors (of any tier) and employees or any tenants, occupants or their guests or invitees, (f) comply with all applicable laws, (g) promptly pay when due all costs of all study, investigation, inspection and other Basic Property Inspection activities permitted by this Section 6 with regard to the Land and Improvements, (h) repair any physical damage to the Property resulting from all study, investigation, inspection and other Basic Property Inspection activities permitted by this Section 6 and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period or any extension thereof concerning the Property to anyone other than the Permitted Outside Parties (as defined below), in accordance with the confidentiality standards set forth below, or except as may be otherwise required by law. Purchaser shall and hereby does agree to indemnify, protect, defend and hold Seller, Seller’s affiliates, insurers, their respective partners, shareholders, officers and directors, Seller’s tenant’s, occupants, agents, guest, invitees, contractors (of any tier) and employees, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all liabilities, losses, damages, liens, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorney’s fees and court costs) arising from the exercise by Purchaser or Purchaser’s Representatives of its Basic Property Inspection rights and other rights and activities permitted in this Section 6. Purchaser’s undertakings pursuant to this Section 6 shall indefinitely survive the Closing or termination of this Agreement and shall not be merged into any instrument of conveyance delivered at Closing.

6.3. Confidentiality. Purchaser acknowledges that the Evaluation Materials (as defined below) are confidential and will be used by Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property and Purchaser shall not disclose the contents or results of any Evaluation Materials to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property, those persons who may be assisting or representing Purchaser with regard to the potential acquisition of the Property, and Purchaser’s Representatives to the extent that such Purchaser’s Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, Purchaser, provided that all of the foregoing have agreed in writing to preserve the confidentiality of such information as required hereby (collectively, the “Permitted Outside Parties”). At any time and from time to time prior to Closing, within five (5) business days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Evaluation Materials. Purchaser agrees to maintain in confidence, the information contained in this Agreement or pertaining to the sale contemplated hereby and the Evaluation Materials and not divulge same except to Permitted Outside Parties in strict accordance with the confidentiality standards set forth in this Section 6.3; provided, however, Purchaser may disclose such information and data to the extent required by any applicable statute, law, regulation or governmental authority; provided further that before disclosing such information. Purchaser provides Seller with three (3) business days prior written notice, detailing the applicable statute, law, regulation or governmental authority requiring disclosure. For purposes of this Agreement, the term “Evaluation Materials” shall mean the (i) Documents, Contracts and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives, (ii) any studies, analysis, investigation, reports or other documents prepared or otherwise relating to the Basic Property Inspection, including all studies, investigations and reports permitted by this Section 6 or other activities permitted by this Section 6 and all results and analysis pertaining thereto, and (iii) all analyses, compilations, studies, reports, investigations or other documents whether prepared by Purchaser, Purchaser’s Representatives or otherwise, which contain or otherwise reflect the information or materials described in items (i) and (ii) of this Section 6.3.

7. TITLE AND SURVEY MATTERS.

7.1. Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser the following:

7.1.1. An act of sale with respect to the Land and Improvements in the form attached hereto as Exhibit F (the “Act of Sale”), conveying the Land and Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be approved by Purchaser during the Inspection Period or deemed accepted by Purchaser pursuant to Section 7.4; (3) matters arising out of any act of Purchaser or Purchaser’s Representatives; and (4) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances.

7.1.2. A bill of sale and assignment in the form attached hereto as Exhibit G conveying the Personal Property, Contracts and Intangibles to Purchaser (the “Bill of Sale”).

7.1.3. A Bill of Sale conveying the Vehicle to Purchaser in the form attached hereto as Exhibit I (the “Vehicle Sale”).

7.2. Title Commitment. Prior to the expiration of the Inspection Period, Purchaser may obtain from the Title Company (as agent for a national title insurance company) a commitment relating to the Property (the “Title Commitment”) for an owner’s title insurance policy (the “Title Policy”), in the full amount of the Real Property Purchase Price, showing fee simple title to the Property in Seller, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. The cost of the title insurance premium shall be paid by Purchaser along with any and all other costs related to the Title Policy, including, but not limited to, the cost of any endorsements and all title search fees. Purchaser shall provide Seller with a true and complete copy of the Title Commitment and copies of documents evidencing title exceptions raised in “Schedule B” within five (5) business days of receipt of same, at no additional cost to Seller.

7.3. Survey. Prior to the expiration of the Inspection Period, Purchaser may obtain, at Purchaser’s sole cost and expense, a current ALTA/ACSM or other survey of the Property (the “Survey”), prepared by a surveyor(s) duly registered in the State of Louisiana.

Should the Survey indicate the presence of any encroachments by or upon any Property, or other matters that materially and adversely affect the value or marketability of title to any Property, or other matters which materially and adversely affect Purchaser’s use, operation or financing of any Property, such matters shall be considered Defects (provided a Defect Notice (as defined below) therefor is timely delivered), and the cure provisions set forth in Section 7.4 below shall apply. Purchaser shall provide Seller with a copy of the Survey within five (5) business days of receipt of same, at no additional cost to Seller.

7.4. Defects and Cure. The Title Commitment and the Survey are collectively referred to as “Title Evidence.” If the Title Evidence discloses any matters to which Purchaser objects (the “Defects”), other than those matters listed in items (1), (3) and (4) comprising Permitted Exceptions in Section 7.1 above, Purchaser shall notify Seller thereof (the “Defect Notice”), in writing, at least five (5) business days prior to the expiration of the Inspection Period, and thereafter Seller shall have the right (but, except as set forth below, not the obligation) to cure and remove such Defects prior to or at Closing. If included in Purchaser’s Defect Notice, Seller shall be obligated to cure and remove prior to or at Closing the liens of any mortgages or security interests placed on the Property by Seller or any affiliate of Seller and liens of and any past due ad valorem taxes listed on Exhibit J, unless Seller provides written evidence that same are not due and owing by Seller (the “Mandatory Cure Items”). Within five (5) business days after Seller’s receipt of the Defect Notice, Seller shall notify Purchaser (“Seller’s Response Notice”) as to those Defect(s), if any, that Seller elects to cure prior to or at Closing (the “Voluntary Cure Items”). If Seller fails to deliver such Seller’s Response Notice to Purchaser within ten (10) days, Seller shall be deemed to have notified Purchaser that Seller shall not cure any Defect(s) raised in the Defect Notice other than Mandatory Cure Items. If Seller notifies Purchaser (or is deemed to notify Purchaser) that it will not cure any or all Defect(s), then Purchaser may: (i) terminate this Agreement by written notice to Seller and Title Company given within five (5) days after Purchaser receives (or is deemed to receive) Seller’s Response Notice, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as otherwise specifically provided in this Agreement; or (ii) proceed to close with no reduction in or offset against the Purchase Price, and thereafter Purchaser shall be deemed to have accepted such Defect(s) (other than the Mandatory Cure Items) as Permitted Exceptions, and Purchaser shall be deemed to automatically and forever waive any and all claims and liabilities against Seller with respect to such Defect(s). To the extent that Purchaser fails to timely and properly notify Seller (pursuant to this Section 7.4) of any such Defect(s) (other than Mandatory Cure Items), Purchaser shall be deemed to have accepted the same and to automatically and forever waive its right to terminate this Agreement pursuant to this Section 7.4 and such Defect(s) shall be deemed Permitted Exceptions for all purposes hereunder.

8. REPRESENTATIONS AND WARRANTIES.

8.1. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, shall be true and correct as of the Closing Date (the truth and accuracy of which shall be conditions to Purchaser’s obligation to close) and will survive the Closing for a period of six (6) months notwithstanding any provision to the contrary contained in any documents executed at or in connection with Closing:

8.1.1. Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been approved, except with respect to the Leaseback Agreements, which will be approved on or before the Closing Date, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required, except for such consent with respect to the Leaseback Agreements, that will be obtained at or prior to the Closing Date.

8.1.2. Litigation. Except as what has been previously disclosed in writing to Purchaser by Seller or discovered by Purchaser during its due diligence activities and to Seller’s knowledge, Seller has not received any written notice of any pending or threatened judicial, municipal or administrative proceedings materially affecting the Property, or in which Seller is a party to by reason of Seller’s ownership of all or any part of the Property that would have a material adverse effect on the Property.

8.1.3. Condemnation. To Seller’s knowledge, Seller has not received written notice of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and Improvements.

8.1.4. Leases. There are no leases, tenants, rights of possession or parties in possession in effect with respect to the Land and Improvements, except as shown in the mortgage or conveyance records of East Baton Rouge Parish.

8.1.5. Contracts. To Seller’s knowledge, Seller has not received written notice of any material defaults by Seller under any of the Contracts which have not been cured, and, to Seller’s knowledge, no event or circumstance has occurred or exists which with the passage of time and/or the giving of notice would constitute a material breach or material default by Seller under any of the Contracts that would have a material adverse effect on the Property.

8.1.6. Service Agreements. There are no material contracts or agreements which affect the maintenance and operation of the Property to which Seller is a party and which could be binding on Purchaser, other than the Permitted Encumbrances, matters shown in the conveyance or mortgage records of East Baton Rouge Parish, Louisiana and the Contracts.

8.1.7. Seller’s Knowledge. For purposes of this Section 8.1, all references to “Seller’s knowledge” shall refer only to the actual knowledge of Sami Watterson, Managing Director of Real Estate of Amedisys, Inc.

8.2. Purchaser represents and warrants to Seller that the following matters are true as of the Contract Date, shall be true and correct as of the Closing Date (the truth and accuracy of which shall be conditions to Purchaser’s obligation to close) and will survive the Closing:

8.2.1. Authority. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required.

9. ACTIONS AFTER THE CONTRACT DATE. The parties covenant to do the following through the Closing Date:

9.1. Title. From and after the Contract Date, Seller shall not make any change to the condition of title to the Property other than removal of Voluntary Cure Items or Mandatory Cure Items without obtaining Purchaser’s prior, written consent, which Purchaser shall not unreasonably withhold, delay or condition.

9.2. Maintenance and Operation of Property. Seller shall operate and maintain the Property in the ordinary course of Seller’s business as same is presently being conducted as of the Contract Date. It is expressly acknowledged by Purchaser that Seller shall be permitted to prepare the Property for its tenancy as contemplated by this Agreement in Purchaser’s reasonable determination. From and after the Contract Date, Seller shall not enter into any new contract with respect to the operation and maintenance of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property after Closing, without obtaining Purchaser’s prior, written consent, which Purchaser shall not unreasonably withhold, delay or condition.

10. PROPERTY SOLD “AS IS”

10.1. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS BEING CONVEYED BY SELLER TO PURCHASER “AS IS, WHERE IS”, WITH ALL FAULTS, AT PURCHASER’S SOLE PERIL AND RISK AND WITHOUT ANY WARRANTIES OR REPRESENTATIONS WHATSOEVER WITH RESPECT TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, AND THAT PURCHASER IS RELYING SOLELY ON ITS OWN TITLE EXAMINATION, INSPECTION AND EVALUATION OF THE PROPERTY.

10.2. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER SELLER, NOR ANY PARTY, WHOMSOEVER, ACTING OR PURPORTING TO ACT IN ANY CAPACITY WHATSOEVER ON BEHALF OF SELLER, HAS MADE ANY REPRESENTATION, WARRANTY OR GUARANTY TO PURCHASER, AS TO: (A) THE PROPERTY BEING FREE FROM ANY DEFECTS OR VICES; (B) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY (INCLUDING BUT NOT LIMITED TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY); (C) ANY HAZARDOUS SUBSTANCES OR MATERIALS (WHICH INCLUDES ALL SUBSTANCES AND MATERIALS LISTED AS SUCH BY APPLICABLE LAW, ANY POLLUTANTS OR CONTAMINANTS, WHETHER HARMFUL OR NOT, MOLD, ASBESTOS AND NATURALLY-OCCURRING BUT HARMFUL SUBSTANCES (SUCH AS METHANE OR RADON) NOT HAVING BEEN RELEASED OR NOT EXISTING ON, IN, UNDER, ABOVE, UPON OR IN THE VICINITY OF THE PROPERTY; (D) THE QUALITY, NATURE,

ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE SOILS AND GEOLOGY; (E) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITIONS OF ANY ELECTRICAL, MECHANICAL, PLUMBING, SEWAGE AND UTILITY SYSTEMS AND FACILITIES SERVING THE PROPERTY; (F) THE HABITABILITY OF THE PROPERTY; (G) THE MERCHANTABILITY OF TITLE TO THE PROPERTY, EXCEPT AS EXPRESSLY STATED OTHERWISE IN THE ACT OF SALE, BILL OF SALE OR VEHICLE SALE; (H) THE FITNESS, SUITABILITY OR ADEQUACY OF THE PROPERTY FOR ITS ORDINARY USE OR ANY INTENDED USE OR PARTICULAR PURPOSE; (I) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, (J) ANY ACCESS TO THE PROPERTY; (K) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY SUBDIVISION REQUIREMENTS APPLICABLE TO THE PROPERTY BEING TRANSFERRED, PURCHASER ASSUMING ALL RESPONSIBILITY AND LIABILITY IN CONNECTION THEREWITH; AND (L) THE PROPERTY’S COMPLIANCE WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS, AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OF ENTITY.

10.3. PURCHASER HEREBY EXPRESSLY WAIVES ANY IMPLIED WARRANTIES OF SELLER (A) AGAINST EVICTION, (B) AGAINST REDHIBITORY DEFECTS OR VICES OR HIDDEN OR LATENT DEFECTS, (C) AS TO PURCHASER’S OWNERSHIP AND PEACEFUL POSSESSION OF THE PROPERTY AND (D) THE PROPERTY BEING FIT FOR ITS ORDINARY USE OR FOR PURCHASER’S INTENDED USE OR PARTICULAR PURPOSE, THAT PURCHASER MAY BE ENTITLED TO UNDER LOUISIANA CIVIL CODE ARTICLES 2475, 2500 ET SEQ. AND 2520 ET SEQ., AND PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY WHATSOEVER IN CONNECTION THEREWITH. PURCHASER HEREBY FURTHER WAIVES AND RENOUNCES ANY AND ALL RIGHTS PURCHASER MAY HAVE UNDER LOUISIANA CIVIL CODE ARTICLES 2500 ET SEQ. AND 2520 ET SEQ. INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO RESCIND THE ACT OF SALE, BILL OF SALE OR VEHICLE SALE OR REDUCE THE PURCHASE PRICE.

10.4. PURCHASER HEREBY RELEASES SELLER FROM ANY CLAIMS, DEMANDS, LIABILITIES, COSTS OR SUITS UNDER OR PURSUANT TO 42 U.S.C. § 9601, ET SEQ., 42 U.S.C. § 7401, ET SEQ., 42 U.S.C. § 6901, ET SEQ., 33 U.S.C. §1251, ET SEQ., 15 U.S.C. §2601 ET SEQ. AND LA. R.S. 30:2001, ET SEQ., TOGETHER WITH ANY AND ALL CLAIMS, DEMANDS, SUITS OR LITIGATION UNDER ANY OTHER APPLICABLE LAWS, STATUTES, RULES OR REGULATIONS AS THE SAME MAY FROM TIME TO TIME BE AMENDED, RELATING TO ANY CONTAMINATION ON, IN OR UNDER THE PROPERTY, AND ALL OTHER ENVIRONMENTAL OR HAZARDOUS SUBSTANCE LIABILITIES OF ANY KIND AND NATURE, WHATSOEVER, INCLUDING, WITHOUT LIMITATION. (A) ALL FORESEEABLE AND UNFORESEEABLE DAMAGES OF ANY KIND OR NATURE AND (B) THE COSTS OF ANY REQUIRED OR NECESSARY INVESTIGATION, STUDY, REPAIR, CLEAN-UP AND/OR DETOXIFICATION UNDER ANY LAW, STATUTE, RULE, REGULATION, ORDINANCE OR DECREE.

10.5. PURCHASER HEREBY ACKNOWLEDGES THAT: (I) THE FOREGOING WAIVERS AND RELEASES HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER, (II) THE FOREGOING WAIVERS AND RELEASES HAVE BEEN READ AND ARE UNDERSTOOD BY PURCHASER, (III) THE TERMS AND CONDITIONS OF THESE WAIVERS AND RELEASES ARE AN INTEGRAL PART OF THE ACT OF SALE WITHOUT WHICH IT WOULD NOT HAVE BEEN MADE BY SELLER, AND (IV) THE ACT OF SALE, BILL OF SALE OR VEHICLE SALE TAKE INTO CONSIDERATION THE FOREGOING WAIVERS AND RELEASES. PURCHASER EVIDENCES ITS ACKNOWLEDGEMENT BY INITIALING BELOW.

PURCHASER’S INITIALS [Initials Illegible]

11. CONDITIONS PRECEDENT.

11.1. Each of the matters set forth in this Section 11.1 is a condition precedent to Purchaser’s obligation to proceed to Closing (individually, a “Purchaser’s Condition Precedent” and collectively, the “Purchaser’s Conditions Precedent”), and if any of the Purchaser’s Conditions Precedent have not been satisfied prior to the Closing Date, Purchaser may: (i) waive the condition and proceed to Closing or (ii) terminate this Agreement. If Purchaser terminates this Agreement pursuant to this Section 11.1, Purchaser shall be entitled to the return of the entire amount of the Deposit. The failure to occur of any Purchaser’s Conditions Precedent shall not constitute a default by Seller hereunder, unless the failure is a result of Seller’s fault, breach of any covenant, representation, warranty or obligation of Seller set forth in this Agreement, in which event Purchaser also shall be entitled to pursue any remedies available to it under Section 18.1 of this Agreement.

11.1.1. Change in Condition. Without the prior written consent of Purchaser, in its reasonable discretion, no material, adverse change in the physical condition of the Property from that existing as of the end of the Inspection Period shall have occurred, and no material, adverse change in addition to those matters set forth in Schedule BII of the Title Commitment, except as permitted under Section 9.1 above, shall have occurred that would adversely impact Seller’s ownership or use of the Property. For purpose of this Section Error! Reference source not found., a material, adverse change in the physical condition of the Property is a change in condition the cost of which to repair, remedy or otherwise rectify is reasonably expected to exceed $175,000. If such material adverse change is discovered in condition or title by Purchaser, Purchaser shall promptly notify Seller in writing of such change, including all back up documentation and an itemized estimate of the costs to cure such change, together with a description of the actions necessary to remedy or cure such change. Seller shall have the right, but not the obligation, to cure such change as requested by and set forth in Purchaser’s notice at or prior to Closing at Seller’s sole expense or credit Purchaser the amount of the cure set forth in the notice against the Purchase Price, each at Seller’s own option and sole discretion, and if so elected and completed, the Closing will proceed, provided that Seller gives Purchaser written notice of Seller’s election no later than two (2) business days following Seller’s receipt of Purchaser’s notice of material, adverse change. If Seller does not elect to (or fails to) cure or provide a credit to the Purchase Price as stated above, Purchaser may terminate this Agreement.

11.1.2. Cure Items. Seller shall satisfy all of the Voluntary Cure Items and Mandatory Cure Items.

11.1.3. Representations and Warranties. Each of Seller’s representations and warranties set forth in Section 8 shall be true and correct as of the Closing Date.

11.2. Each of the matters set forth in this Section 11.2 is a condition precedent to Seller’s obligation to proceed to Closing (individually, a “Seller’s Condition Precedent” and collectively, the “Seller’s Conditions Precedent”), and if any of the Seller’s Conditions Precedent have not been satisfied prior to the Closing Date, Seller may: (i) waive the condition and proceed to Closing or (ii) terminate this Agreement. If Seller terminates this Agreement pursuant to this Section 11.2, Seller shall be entitled to retain the entire amount of the Deposit. The failure to occur of any Seller’s Conditions Precedent shall not constitute a default by Purchaser hereunder, unless the failure is a result of Purchaser’s breach of any covenant, representation, warranty or obligation of the Purchaser set forth in this Agreement, in which event Seller also shall be entitled to pursue any remedies available to it under Section 18.2 of this Agreement.

11.2.1. Representations and Warranties. Each of Purchaser’s representations and warranties set forth in Section 8.2 shall be true and correct as of the Closing Date.

12. SELLER’S CLOSING DELIVERIES. At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, all executed by Seller as applicable:

12.1. Act of Sale. The Act of Sale, in recordable form conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

12.2. Bill of Sale. The Bill of Sale conveying the Personal Property, Contracts and Intangibles to Purchaser.

12.3. Vehicle Sale. The Vehicle Sale conveying the Vehicle to Purchaser.

12.4. Leaseback Agreement. The Leaseback Agreements as defined in Section 16 below).

12.5. Seller’s/Owner’s Affidavit. A Seller’s/Owner’s Affidavit in form and substance reasonably acceptable to the Title Company and Seller, as the Title Company may require to issue a title policy to Purchaser and/or Purchaser’s mortgagee with all standard exceptions removed to the extent that such affidavit is the only requirement for removal, insuring title to the Property subject only to the Permitted Exceptions. Seller shall not be required to indemnify Purchaser or Title Company or the title insurer in such Seller’s/Owner’s Affidavit.

12.6. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”).

12.7. Entity Transfer Certificate. An Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

12.8. Authorization; Gap Agreement. Such authorization of Seller as Purchaser’s title insurer may reasonably require in connection with the execution by Seller of the Act of Sale and other Closing documents. Seller also shall execute a Gap Indemnity Agreement in form and substance mutually acceptable to the Title Company and Seller granting an indemnity against any matters of record affecting the Property (except as permitted under Sections 9.1 and 11.1.1 above) that arise as the result of any action of Seller and are filed between the effective date of the Title Company’s most recent title update (which shall be conducted at least 1 day prior to the Closing Date) and the Closing Date.

12.9. Contracts. To the extent in the possession of Seller, copies/originals of the Contracts.

12.10. Recertification of Representations and Warranties. An instrument certifying that Seller’s representations and warranties set forth in Section 8 above are true and correct as of the Closing Date.

12.11. Keys. Keys to all locks located in the Property.

12.12. Rules of Road and Non-Disclosure Agreement. Unexecuted “Rules of the Road” in form and substance mutually agreeable to Purchaser and Seller in connection with use of the Common Areas (as defined in the Leaseback Agreements), addressing matters such as shared use by Purchaser and Seller of common kitchen areas, water filtration, security services/guards, vending machines and other compliance matters (the “Rules of the Road”) and an all-encompassing non-disclosure agreement with respect to Seller’s and Purchaser’s confidential information and trade secrets executed by both Purchaser and Seller mutually acceptable to Purchaser and Seller (the “NDA”).

13. PURCHASER’S CLOSING DELIVERIES. At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following, all executed by Purchaser as applicable:

13.1. Act of Sale. The Act of Sale.

13.2. Bill of Sale. The Bill of Sale.

13.3. Vehicle Sale. The Vehicle Sale conveying the Vehicle to Purchaser.

13.4. Leaseback Agreements. The Leaseback Agreements.

13.5. Closing Statement. The Closing Statement executed in counterpart by Purchaser.

13.6. Recertification of Representations and Warranties. An instrument certifying that Purchaser’s representations and warranties set forth in Section 8 above are true and correct as of the Closing Date.

13.7. Authorization: Gap Agreement. Such authorization as the Title Company may reasonably require in connection with the execution by Purchaser of the Act of Sale and other Closing documents. Purchaser also shall execute a Gap Indemnity Agreement in form and substance acceptable to the Title Company granting an indemnity against any matters of record affecting Purchaser that arise as the result of any action or inaction of Purchaser and that are filed between the effective date of the Title Company’s title search and the Closing Date.

13.8. Rules of the Road and Non-Disclosure Agreement. The Rules of the Road and the NDA.

14. PRORATIONS AND ADJUSTMENTS.

14.1. The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

(a) All accrued general real estate and ad valorem taxes and assessments for the current year applicable to the Property shall be prorated on an accrual basis, utilizing actual final tax bills, if available prior to Closing. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Property.

(b) All assessments, general or special, with Seller being responsible for any installments of assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of assessments which are due on or after the Closing Date.

(c) Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices.

(d) Amounts paid or payable under the Contracts to be assigned to and assumed by Purchaser shall be prorated.

(e) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

14.2. If any prorations made pursuant to this Agreement on the Closing Date are based on a prior year’s tax bill because of the unavailability of a tax bill for the year in which the Closing Date occurs, then Purchaser and Seller agree to re-prorate such amounts based on and following receipt of the tax bill covering the year in which the Closing Date occurs. The obligation to re-prorate shall survive the Closing.

15. CLOSING EXPENSES.

15.1. Seller shall pay for: (i) transfer taxes, if any, customarily paid by Seller; and (ii) the cost of canceling and/or releasing Mandatory Cure Items.

15.2. Purchaser will pay for: (i) any title insurance premium (including any endorsements), as well as title examination and title abstract costs; (ii) the cost of recording the Act of Sale, (iii) the cost of the Survey; (iv) transfer taxes, if any, customarily paid by Purchaser; (v) a customary closing charge; and (vi) the cost of any mortgage certificates in the name of Purchaser that may be required by the Title Company.

15.3. Subject to Section 18 below, Seller and Purchaser each shall bear their own attorney’s fees and costs.

16. LEASEBACK AGREEMENTS At Closing, the parties shall enter into two leases substantially in the forms attached hereto in globo as Exhibit H (the “Leaseback Agreements’’) pursuant to which Seller, as tenant, will lease from Purchaser, as landlord, (a) a portion of the Building as shown on the Floor Plan (as defined in the first Leaseback Agreement) and (b) the server room as described in the second Leaseback Agreement.

17. DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY. If, prior to Closing, all or any substantial portion of the Property is damaged by fire or other natural casualty or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings, then Purchaser or Seller, may terminate this Agreement by written notice to the other and Title Company, and Purchaser may receive the return of the Deposit, and neither party shall have any further liability to the other hereunder, except as specifically provided otherwise in this Agreement.

18. DEFAULT.

18.1. Default by Seller. If Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Purchaser may either (i) waive the default and proceed to Closing, (ii) terminate Purchaser’s obligations under this Agreement by written notice to Seller with a copy to Title Company, in which event the Deposit shall be returned to Purchaser or (iii) file an action for specific performance of this Agreement. In addition, Purchaser may bring an action against Seller to recover the direct and documented actual costs incurred by Purchaser in connection with this transaction, including, without limitation, reasonable attorneys’ fees, provided that the amount recoverable in any such action shall not exceed an amount equal to two (2) times the amount of the Deposit. Purchaser shall have no other remedy for any default by Seller, including any right to proceed against Seller for any other damages of whatsoever nature and kind, including consequential damages.

18.2. Default by Purchaser. If Purchaser fails to perform any of the covenants and agreements contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), Seller may either (i) waive the default and proceed to Closing, (ii) terminate Seller’s obligations under this Agreement by written notice to Purchaser with a copy to Title Company, in which event the Deposit shall be remitted to Seller or (iii) file an action for specific performance of this Agreement. In addition, Seller may bring an action against Purchaser to recover any and all costs incurred by Purchaser in connection with this transaction, including, without limitation, attorneys’ fees provided, that the amount recoverable in any such action shall not exceed an amount equal to two (2) times the amount of the Deposit. Seller shall have no other remedy for any default by Purchaser, including any right to proceed against Purchaser for any other damages of whatsoever nature and kind, including consequential damages.

19. SUCCESSORS AND ASSIGNS. Purchaser may assign this Agreement or any interest herein to an affiliate, which is an entity controlled by or under common control with Purchaser, without the prior written consent of Seller. An assignment to a non-affiliated entity shall require Seller’s prior written consent. Any assignment shall not release Purchaser from its obligations under this Agreement.

20. LITIGATION. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 20 shall survive termination of this Agreement.

21. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	David Kemmerly
General Counsel
Amedisys, Inc.
5959 S. Sherwood Forest Blvd
Baton Rouge, LA 70816

With a copy to:	Jones Walker LLP 201 St. Charles Avenue, Suite 5100 New Orleans, LA 70170-5100 Attn: Seth A. Levine

Purchaser:	Franciscan Missionaries of our Lady Health System, Inc.
4200 Essen Lane Baton Rouge, LA 70809
Attn: Jody Martin, Associate General Counsel

With a copy to:	Baker Donelson
201 St. Charles Ave., Suite 3600 New Orleans, LA 70170 Attn: Jon F. Leyens, Jr.

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; or (ii) one (1) business day after deposit with Federal Express or other nationally recognized overnight courier.

22. BENEFIT. This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

23. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than Beau Box Commercial Real Estate, L.L.C. (the “Broker”). If the transaction proceeds to Closing, then at Closing, Seller and Purchaser shall pay Broker a total commission equal to three (3%) of the Purchase Price. Payment of said commission shall be divided equally between Seller and Purchaser (1.5% each). Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses and damages (including, but not limited to, reasonable fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party, other than the Broker, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 23 shall survive any termination of this Agreement.

24. MISCELLANEOUS.

24.1. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

24.2. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State in which the Land is located for observance thereof.

24.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

24.4. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

24.5. Counterparts. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement.

24.6. Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

24.7. No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

[Signature Page(s) Next]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER: AMEDISYS PROPERTY, LLC

By:	/s/ Paul Kusserow
Name:	Paul Kusserow
Title:	CEO & President

PURCHASER:

FRANCISCAN MISSIONARIES OF OUR LADY HEALTH SYSTEM, INC.

By:	/s/ Robert D. Ramsey, Jr.
Name:	Robert D. Ramsey, Jr.
Title:	CFO & SVP

[Signature Page to Purchase Agreement: FMOL – Amedysis]

Title Company Receipt

The undersigned Title Company hereby acknowledges receipt of the Deposit set forth herein and agrees to hold said Deposit and serve as Title Company hereunder.

BD Title, LLC

By:	/s/ Jon F. Leyens, Jr.
Name:	Jon F. Leyens, Jr.
Title:	Authorized Representative

[Signature Page to Purchase Agreement: FMOL – Amedysis]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER: AMEDISYS PROPERTY, LLC

By:
Name:
Title:

PURCHASER:

FRANCISCAN MISSIONARIES OF OUR LADY HEALTH SYSTEM, INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement: FMOL – Amedysis]